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                                                                   EXHIBIT 99.11
Dear Shareholder:

     National Mercantile Bancorp (the "Company") recently mailed to you materials regarding the Company's annual meeting scheduled for June 18, 1997 (the "Annual Meeting") which is described in more detail in the Proxy Statement dated May 16, 1997 and the Company's rights offering (the "Rights Offering") for its 6.5% noncumulative convertible preferred stock (the "Preferred Stock") which is described in more detail in the Prospectus dated May 16, 1997.

     We felt it might be helpful to explain in the form of questions and answers the information previously provided to our shareholders. Nonetheless, for a complete explanation of, among other things, the Rights Offering and the procedures for exercising your Rights, you should carefully read the Prospectus and the Instructions included in the package containing the Subscription Rights Certificate. If you have additional questions, you may contact the Information Agent, Kissel-Blake Inc., at (800) 554-7733 or call collect (212) 344-6733.

QUESTION 1. I OWN 1,000 SHARES OF COMPANY COMMON STOCK. WHAT WILL HAPPEN TO MY HOLDINGS IF THE 9.09 TO 1.00 REVERSE STOCK SPLIT DESCRIBED BOTH IN THE PROXY STATEMENT AND THE PROSPECTUS OCCURS?

ANSWER. Pursuant to the reverse stock split, for every 9.09 shares of Company common stock you hold you will receive one (1) share of new common stock. Fractional shares will be paid out in cash at the rate of $10.00 per share. Therefore, after the reverse stock split, you will hold 110 shares of new common stock and will receive a check in the amount of $0.11 for the remaining .011 fractional share.

QUESTION 2. SHOULD I SEND MY STOCK CERTIFICATES TO THE COMPANY NOW IN ANTICIPATION OF THE REVERSE STOCK SPLIT?

ANSWER. No. Do not send any stock certificates to the Company or its exchange agent now. You will be sent a letter giving detailed instructions at a later date explaining how to effect the exchange if the reverse stock split is approved by the shareholders at the Annual Meeting on June 18, 1997.

QUESTION 3. I OWN 1,000 SHARES OF COMPANY COMMON STOCK BEFORE THE REVERSE STOCK SPLIT AND RECEIVED A RIGHT CERTIFICATE FOR 111 RIGHTS. I WANT TO SUBSCRIBE FOR THE MAXIMUM NUMBER OF SHARES OF PREFERRED STOCK. HOW MANY SHARES OF PREFERRED STOCK AM I ENTITLED TO BUY?

ANSWER. For each share of Company common stock (after the Reverse Stock Split) you hold, you will receive one Right. For each Right you receive, you are entitled to subscribe for 1.624 shares of Preferred Stock, plus an oversubscription Right of 0.376 share of Preferred Stock, if available. You will be able to purchase 181 shares of Preferred Stock at $10.00 per share or $1,810 pursuant to the Basic Subscription Privilege. You may be permitted to buy an additional 42 shares of Preferred Stock at $10.00 per share or $420.00 subject to availability pursuant to the Oversubscription Privilege.
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Shareholder
May __, 1997
Page 2

QUESTION 4. I OWN 1,000 SHARES OF COMPANY COMMON STOCK AND I WANT TO SUBSCRIBE FOR THE MAXIMUM NUMBER OF SHARES OF PREFERRED STOCK. WHAT SHOULD I DO?

ANSWER.  Follow these procedures:

          .    Complete Form 1 on the back of your Subscription Right
               Certificate.

          . Send to U.S. Stock Transfer Corporation ("Subscription Agent") at 1745 Gardena Avenue, Suite 200, Glendale, CA 91204 your properly completed and executed Subscription Right Certificate together with payment in the amount of $2,230 by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, in each case, payable to U.S. Stock Transfer Corporation, or by wire transfer of funds to the account maintained by the Subscription Agent for such purpose of accepting subscriptions at First Professional Bank, ABA No. 122239335, National Mercantile Bancorp Account No. 004-802578. If you are paying by uncertified check, the funds paid may take at least five business days to clear. Thus, you must make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears before the Expiration Time. You are urged to consider, in the alternative, payment by means of certified check, bank draft, money order or wire transfer of funds.

QUESTION 5. IF I WANT TO PURCHASE ADDITIONAL SHARES OF PREFERRED STOCK PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, DO I HAVE TO SEND MY MONEY NOW OR CAN I WAIT UNTIL THE COMPANY DECIDES WHETHER ANY SHARES OF PREFERRED STOCK ARE AVAILABLE?

ANSWER. You must exercise the Oversubscription Privilege together with the Basic Subscription Privilege prior to the expiration time, 5:00 p.m. Pacific Time on June 13, 1997 (or June 9, 1997, if you are a Rights Holder who has an address outside the United States or Canada or an APO or FPO address), unless the Company extends the Rights Offering to a period no later than 5:00 p.m.
Pacific Time on June 23, 1997 (the "Expiration Time"). In the event no shares are available, your money will be refunded to you, without interest.

QUESTION 6.  AS A RIGHTS HOLDER, AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS
OFFERING?

ANSWER. No. While a Rights Holder is entitled either to exercise all or any portion of his or her Basic Subscription Privilege, a Rights Holder also may choose to do nothing with his or her Basic Subscription Privilege and allow the Rights to expire. Your equity ownership in
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Shareholder
May __, 1997
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the Company will be diluted as a result.  If all existing shareholders participate to the maximum extent permitted, the dilution will be approximately 20%. If few or no shareholders participate, the equity dilution could equal as much as 83%.

QUESTION 7. WHAT HAPPENS TO THOSE SHAREHOLDERS WHO DECIDE NOT TO EXERCISE THEIR RIGHTS TO PURCHASE SHARES OF PREFERRED STOCK IN THE RIGHTS OFFERING?

ANSWER. Any time a company issues additional shares, a shareholder's investment in the company may be "diluted." While all shareholders will experience dilution in their percentage interest in the Company as a result of the Public Offering and the Private Offering, a shareholder who does not exercise his, her or its Rights will experience a greater decrease in their percentage interest in the Company after the Rights Offering than a shareholder who does exercise his, her or its Rights.

QUESTION 8. WHEN DO I HAVE TO MAKE A DECISION WHETHER TO PURCHASE ANY PREFERRED STOCK?

ANSWER. The Expiration Time of the Rights Offering is 5:00 p.m. Pacific Time on June 13, 1997 (or June 9, 1997, for Rights Holders whose addresses are outside the United States and Canada or who have an APO or FPO address) unless the Company extends it to a period no later than 5:00 p.m. Pacific Time on June 23, 1997. To participate in the Rights Offering good funds will have to be received by the Subscription Agent by that time.

QUESTION 9. IF I SEND IN MY SUBSCRIPTION RIGHT CERTIFICATE AND MY MONEY NOW, CAN I CHANGE MY MIND ON WHETHER TO PURCHASE THE PREFERRED STOCK?

ANSWER.  No.  Once you exercise Rights, you may not revoke your exercise.

QUESTION 10. HOW MAY I SUBSCRIBE FOR MORE SHARES OF PREFERRED STOCK THAN THOSE ALLOCATED TO ME IN ACCORDANCE WITH MY BASIC SUBSCRIPTION PRIVILEGE?

ANSWER. Each Rights Holder who elects to exercise the Basic Subscription Privilege in full also may subscribe at the Subscription Price for Excess Underlying Preferred Shares, subject to availability after completion of the Private Offering and subject to reduction and proration in the sole judgment and discretion of the Company for regulatory or tax purposes. If an insufficient number of Excess Underlying Preferred Shares is available to satisfy fully all exercises of the Oversubscription Privilege then the available Excess Underlying Preferred Shares will be prorated among Rights Holders who exercise their Oversubscription Privilege.



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Shareholder
May __, 1997
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QUESTION 11.  IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION
PAYMENT BE REFUNDED TO ME?

ANSWER. Yes. All funds received with subscriptions will be held in escrow until the completion of the Offering. Funds will only be accepted and exchanged for shares if the conditions described in the Prospectus are satisfied.

QUESTION 12. I HAVE DELIVERED MY SUBSCRIPTION RIGHT CERTIFICATE AND MONEY TO MY BROKER FOR DELIVERY TO THE SUBSCRIPTION AGENT. IS THERE ANYTHING ELSE I MUST DO?

ANSWER. Yes. You must complete the blue form entitled "Notice of Guaranteed Delivery for Subscription Right Certificates Issued by National Mercantile Bancorp" and deliver it by facsimile transmission, overnight courier or mail to the Subscription Agent prior to the Expiration Time.

QUESTION 13. I RECEIVED MANY OTHER FORMS IN MY PACKAGE. WHAT SHOULD I DO WITH THEM?

ANSWER. Many of the forms will not apply to you if you hold your stock certificate for Company common stock. However, if you hold the Company common stock in "street name," contact your broker who will advise you which ones must be completed.

                            *          *          *

          We hope this letter will assist you with the documents sent to you. You are advised to read the Prospectus and the Proxy Statement in their entirety.

                              Very truly yours,



                              Scott A. Montgomery